Exhibit 99.1

For immediate release

Endeavour Announces Record First Quarter Cash Flow

Houston, TX – May 8, 2008 – Endeavour International Corporation (AMEX: END) (LSE: ENDV) today reported that discretionary cash flow in the first quarter of 2008 increased to $36.3 million from $34.4 million in the first quarter of 2007 and up sequentially from $33.6 million in the fourth quarter.  Revenue for the quarter increased 40% to $61.3 million compared to $42.8 million in first quarter last year and $54.5 million in the fourth quarter of 2007.  Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) increased to $42.6 million in the first quarter this year from $37.2 million in the first quarter of 2007 and $35.2 million in the fourth quarter of last year.

“The strength in production and commodity prices continued from late last year resulting in very strong financial performance for our company,” said William L. Transier, chairman, chief executive officer and president.  “The result was record discretionary cash flow for the company.  Endeavour is now consistently showing the benefits of its balance between consistent operations, financial strength, quality acquisitions and exploration potential.  The strong cash flow from this quarter and looking forward will fund our exploration and development programs and further debt reduction.”

Without the effect of non-cash derivative transactions and currency impacts on deferred taxes, net loss for the quarter would have been $2.0 million or $0.02 per share.  Included in the 2008 results is a $4.3 million or $0.03 per share non-recurring charge for early retirement of debt.  This compares to net income of $3.1 million or $0.03 per share in the first quarter last year.  On a GAAP basis, the company reported a net loss to common stockholders for the first quarter of 2008 of $19.5 million or $0.15 per share as compared to a net loss of $6.0 million or $0.05 per share for the year-ago quarter.

Recent significant events include:

•                  Continued strong production - Production for the first quarter improved to an average of 10,128 barrels of oil equivalent per day (boepd) versus 9,767 boepd in the same quarter last year and compared to 8,180 boepd in the fourth quarter 2007.  Sales volumes were 8,796 boepd this quarter compared to 10,148 boepd in the first quarter last year and up from 8,268 boepd in the fourth quarter of 2007.  The current lifting schedule indicates sales should exceed production in the second quarter.

•                  2008 exploration program began – Drilling operations for the Galtvort well in Norway commenced in April, the first of at least seven exploration wells planned to be drilled during 2008.

•                  Completed another successful development well in the Brage field – The A-28 well in the Brage field was completed and production began during the quarter.  The well is currently producing at a stabilized rate of 14,500 boepd gross.  The company has a 4.4% interest in the field.

•                  Received investment by the Smedvig family – In December the Smedvig family of Norway agreed to invest $40 million in a note convertible at $2.36 per share and committed to an additional $60 million future investment for strategic growth opportunities.  The transaction closed in January.

•                  Retired the second-lien term loan – Using existing resources and proceeds from the convertible note, the company retired the $75 million second-lien term loan that carried an interest rate of Libor plus 700 basis points and contained numerous provisions that limited the company’s financial flexibility.

Guidance on Year 2008 Estimates Remains Unchanged

The table below sets forth estimates of the company’s operating statistics for the full year ending December 31, 2008.

Estimated Average Production (A)
Daily Production (boepd)	8,600	to	9,000

Differentials (B)
Oil ($/bbl)	$(4.00)	to	$(5.00)
Gas ($/mcf)	$(0.30)	to	$(0.40)

Gas Percentage of Total	50%	to	55%
Lease operating expense (per barrel)	$14.00	to	$15.00

(A)  Actual results may differ materially from these estimates.

(B)   For purposes of the estimates, assumptions of price differentials are based on location, quality and other factors, excluding the effects of derivative financial instruments.  Gas price differentials are stated as premiums (discounts) from National Balancing Point pricing, and oil price differentials are stated as premiums (discounts) from Dated Brent pricing.

For further information:

Endeavour – Investor Relations

Rusty Fisher	713-307-8770

Tristone Capital – UK Broker

Majid Shafiq	+44 (0) 207 355 5800

Pelhampr - Media

Philip Dennis	+44 (0) 207 743 6363
Lucy Frankland	+44 (0) 203 008 5509

Earnings Conference Call Today, Thursday, May 8, 2008 at 10:00 A.M. Eastern (9:00 A.M. Central, 3:00 P.M. UK)

Endeavour will host an analyst conference call and web cast today to discuss 2008 first quarter results and update operational plans for the year at 10:00 a.m. Eastern Time.  To participate and ask questions during the conference call please enter the confirmation code 5321499 after dialing the local country phone number.  In the United States dial 1-866-322-8032 (U.S., toll-free), in the United Kingdom dial 0 808 234 4489 (UK, toll-free), in Norway dial 800 198 31 (Norway, toll-free) and all others dial 416-640-3406 (international, tolls apply).  To listen only to the live audio web cast access the Investor Relations tab on Endeavour’s home page at www.endeavourcorp.com.  A replay will be available beginning at 12:00 p.m. Central Time on May 9 through 12:00 p.m. Central Time on May 22 by dialing toll free 1-888-203-1112 (U.S.) or 719-457-0820 (international), pass code: 5321499.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea.  For more information, visit www.endeavourcorp.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give the company’s current expectations or forecasts of future events. They include expected oil and natural gas production and future expenses, projections of future oil and natural gas prices, and statements concerning anticipated business strategy and other plans and objectives for future operations.  The company cautions that undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this press release, and the company undertakes no obligation to update this information.

Factors that could cause actual results to differ materially from expected results are described in “Risks related to the company’s Business” under “Risk Factors” in Item 1A of the company’s annual reports on Form 10-K.  These risk factors include, among others, the company’s ability to replace reserves and sustain production; the level of indebtedness; the availability of capital on an economic basis to fund reserve replacement costs; uncertainties in evaluating oil and natural gas reserves of acquired properties and associated potential liabilities; unsuccessful exploration and development drilling; and production interruptions that could adversely affect the company’s cash flow.

Endeavour International Corporation

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

 (Amounts in thousands)

	March 31, 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$20,459	$16,440
Restricted cash	22,000	22,000
Accounts receivable	36,505	33,291
Prepaid expenses and other current assets	53,559	46,516
Total Current Assets	132,523	118,247

Property and Equipment, Net	331,073	335,023
Goodwill	283,324	283,324
Other Assets	9,650	11,029
Total Assets	$756,570	$747,623

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$22,798	$31,036
Accrued expenses and other	59,633	50,013
Total Current Liabilities	82,431	81,049

Long-Term Debt	251,923	266,250
Deferred Taxes	147,942	135,552
Other Liabilities	99,577	69,623
Total Liabilities	581,873	552,474

Commitments and Contingencies

Series C Convertible Preferred Stock	125,000	125,000

Stockholders’ Equity	49,697	70,149
Total Liabilities and Stockholders’ Equity	$756,570	$747,623

Endeavour International Corporation

Comparative Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Revenues	$61,255	$42,790

Cost of Operations:
Operating expenses	10,020	10,711
Depreciation, depletion and amortization	21,403	19,213
General and administrative	4,751	5,367
Total Expenses	36,174	35,291

Income From Operations	25,081	7,499

Other Income (Expense):
Derivatives:
Realized gains (losses)	(3,150)	11,072
Unrealized gains (losses)	(29,642)	(15,696)
Interest expense	(8,207)	(4,773)
Interest income	366	604
Other	(770)	(559)

Total Other Income (Expense)	(41,403)	(9,352)

Loss Before Income Taxes	(16,322)	(1,853)
Income Tax Expense (Benefit)	470	1,290

Net Loss	(16,792)	(3,143)
Preferred Stock Dividends	2,695	2,844

Net Loss to Common Stockholders	$(19,487)	$(5,987)

Net Loss Per Common Share – Basic and Diluted	$(0.15)	$(0.05)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	127,537	120,304

Endeavour International Corporation

Comparative Condensed Consolidated Statement of Cash Flows

(Unaudited)

 (Amounts in thousands)

	Three Months Ended 31,
	2008	2007
Cash Flows from Operating Activities:
Net loss	$(16,792)	$(3,143)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	21,403	19,213
Deferred tax expense (benefit)	(3,144)	261
Unrealized (gain) loss on derivatives	29,642	15,696
Amortization of non-cash compensation	544	1,884
Amortization of loan costs and discount	3,156	427
Non-cash interest expense	869	—
Other	632	15
Changes in operating assets and liabilities:	(7,170)	11,958
Net Cash Provided by Operating Activities	29,140	46,311

Cash Flows From Investing Activities:
Capital expenditures	(19,581)	(13,480)
(Increase) decrease in restricted cash	—	(20,096)
Net Cash Used in Investing Activities	(19,581)	(33,576)

Cash Flows From Financing Activities:
Repayments of borrowings, net	(2,000)	(30,000)
Financing costs paid	(3,294)	—
Other financing	(246)	(110)
Net Cash Used in Financing Activities	(5,540)	(30,110)

Net Increase (Decrease) in Cash and Cash Equivalents	4,019	(17,375)
Effect of Foreign Currency Changes on Cash	—	718
Cash and Cash Equivalents, Beginning of Period	16,440	39,814

Cash and Cash Equivalents, End of Period	$20,459	$23,157

Endeavour International Corporation

Operating Statistics

(Unaudited)

	Three Months Ended March 31,
	2008	2007

Sales Volumes:
Oil and condensate sales (Mbbl):
United Kingdom	265	397
Norway	96	131
Total	361	528

Gas sales (MMcf):
United Kingdom	2,035	2,259
Norway	599	54
Total	2,634	2,313

Total sales (MBOE):
United Kingdom	604	773
Norway	196	140
Total	800	913

BOE per day	8,796	10,148

Realized Prices:
Oil and condensate price ($ per Bbl):
Before commodity derivatives	$89.84	$53.54
Effect of commodity derivatives	$(17.57)	$5.96
Realized prices including commodity derivatives	$72.27	$59.50

Gas price ($ per Mcf):
Before commodity derivatives	$10.93	$6.28
Effect of commodity derivatives	$1.22	$3.43
Realized prices including commodity derivatives	$12.15	$9.71

Equivalent oil price ($ per BOE):
Before commodity derivatives	$76.53	$46.85
Effect of commodity derivatives	$(3.94)	$12.12
Realized prices including commodity derivatives	$72.59	$58.97

Endeavour International Corporation

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures:  net income as adjusted, Adjusted EBITDA and discretionary cash flow.  The company uses these non-GAAP measures as key metrics for the management of the company and to demonstrate the company’s ability to internally fund capital expenditures and service debt.  The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

	Three Months Ended March 31,
(in thousands, except per share)	2008	2007
Net loss	$(16,792)	$(3,143)

Depreciation, depletion and amortization	21,403	19,213
Deferred tax expense (benefit)	(3,144)	261
Unrealized (gain) loss on derivative instruments	29,642	15,696
Amortization of non-cash compensation	544	1,884
Amortization of loan costs and discount	3,156	427
Non-cash interest expense	869	—
Other	632	15

Discretionary cash flow	$36,310	$34,353

Net income (loss) to common shareholders, as reported	$(19,487)	$(5,987)
Unrealized (gains) losses on derivatives (net of 50% tax)	14,821	7,848
Currency impact of deferred taxes	2,641	1,237

Net income (loss), as adjusted	$(2,025)	$3,098

Weighted average number of common shares outstanding – basic and diluted	125,537	120,304

Earnings per share, as adjusted	$(0.02)	$0.03

Net income (loss) to common shareholders, as reported	$(19,487)	$(5,987)

Unrealized (gains) losses on derivatives	29,642	15,696
Net interest expense	7,841	4,169
Depreciation, depletion and amortization	21,403	19,213
Income tax expense (benefit)	470	1,290
Preferred stock dividends	2,695	2,844

Adjusted EBITDA	$42,564	$37,225

Discretionary cash flow is equal to cash flow from operating activities before the changes in operating assets and liabilities.